EXHIBIT (4)(K)

                                  ENDORSEMENT
                      (Only we can endorse this contract.)

This endorsement is attached to and made a part of this contract on the contract date:

Any reference, in any provision of this contract, to the sex of any person will be ignored except for the purpose of identification. For any participating settlement payable for the lifetime of one or more payees, the female rates we show in the contract will apply to both male and female payees.

                                   The Prudential Insurance Company of America

                                   By   /s/  Isabelle L. Kirchner
                                                       Secretary

[ILLEGIBLE]                                                    Printed in U.S.A.